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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): June 27, 1996



                          BATTLE MOUNTAIN GOLD COMPANY
             (Exact name of registrant as specified in its charter)



Nevada                                                    1-9666                                              76-0151431
(State or other jurisdiction of                        (Commission                                      (I.R.S. Employer
incorporation)                                         File Number)                                  Identification No.)
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                          333 Clay Street, 42nd Floor
                             Houston, Texas  77002
             (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (713) 650-6400

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ITEM 5.  OTHER EVENTS.

         Battle Mountain Gold Company (the "Company") expects that its second quarter 1996 earnings will be impacted by lower average realized gold prices, continuing lower than anticipated head grades at the Kori Kollo mine in Bolivia, and reduced gold sales resulting largely from an inability to ship all of the production from the Company's 50.5% owned Red Dome mine in Australia.
Approximately 6,500 ounces of Red Dome gold production was not shipped, remained in inventory and is expected to be shipped in the fourth quarter of 1996. These factors are expected to be somewhat offset by improved production at the San Luis and Pajingo mines in Colorado and Australia, respectively, as well as lower cash production costs at those properties, in the second quarter of 1996 compared with the first quarter of 1996.

         The previously reported lower than expected mill head grades at the Kori Kollo mine experienced in the first quarter of 1996 have continued in the second quarter. The lower head grades are expected to result in the Company's attributable share of equivalent gold production from the Kori Kollo mine being approximately 70,000 ounces for the second quarter of 1996, or 8,800 ounces lower than had been budgeted for the period, and 142,000 ounces for the first half of 1996, or 15,500 ounces lower than had been budgeted for the period.
Grades are continuing to average 2.14 grams per tonne, compared to a target of
2.34 grams per tonne. The lower than expected head grades are expected to cause cash production costs at the Kori Kollo mine in the second quarter of 1996 to average $219 per equivalent ounce of gold, compared with a budgeted level of $185 per equivalent ounce and actual cash production costs of $206 per equivalent ounce in the first quarter of 1996. Since the end of the first quarter of 1996, the Company has been conducting additional drilling and other studies in an attempt to determine the reasons for the lower than expected head grades and any potential impacts this may have on, among other things, the estimated reserves at Kori Kollo.

         Production is slightly ahead of budgeted levels at the San Luis and Pajingo mines, and cash production costs at the San Luis mine are expected to decline to $236 per equivalent ounce in the second quarter of 1996 compared with $273 in the first quarter of 1996, while costs at the Pajingo mine are expected to decline to $208 in the second quarter of 1996 compared with $292 in the first quarter of 1996.

         The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Estimates of results of operations and other forward-looking statements herein are based on assumptions that the Company believes reasonable, but involve uncertainties as to future gold prices, costs, ore grades, mining and processing conditions and regulatory matters. Actual results could vary significantly from the estimates presented.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BATTLE MOUNTAIN GOLD COMPANY



Date:    June 27, 1996                  By:  /s/ R. DENNIS O'CONNELL
                                            ------------------------------------
                                             R. Dennis O'Connell
                                             Vice President, Finance and
                                             Chief Financial Officer





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